CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price	Registration Fee (1) (2)
Debt Securities (2.625% Medium-Term Notes Due 2022)	$ 492,940,000	$ 57,230.34
___________________________________

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. No additional registration fee has been paid with respect to this offering.

(2)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3 (No. 333-162182), filed by McDonald’s Corporation on September 28, 2009, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-162182

PRICING SUPPLEMENT NO. 4, Dated September 27, 2011
(To Prospectus Dated September 28, 2009 and
  Prospectus Supplement Dated September 28, 2009)

McDONALD’S CORPORATION

Medium-Term Notes
(Fixed Rate Notes)
Due From One Year to 60 Years From Date of Issue

The following description of the terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the descriptions included in the Prospectus and
Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:	USD 500,000,000

Issue Price:	98.588% of the principal amount of the Notes

Original Issue Date:	September 30, 2011

Stated Maturity:	January 15, 2022

Interest Rate:	2.625% per annum

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2012
            [Applicable only if other than February 15 and August 15 of each year]

Regular Record Dates:	January 1 and July1 of each year, as the case may be
            [Applicable only if other than February 1 and August 1 of each year]

Form:	☒ Book-Entry	☐ Certificated

Specified Currency:
            [Applicable only if other than U.S. dollars]

Option to Receive Payments in Specified Currency:	☐ Yes ☐ No
            [Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form]

Authorized Denominations:
            [Applicable only if other than U.S. $1,000 and increments of U.S. $1,000, or if Specified Currency is other than U.S. dollars]

Method of Payment of Principal:
            [Applicable only if other than immediately available funds]

Optional Redemption:	☐ ☒
The Notes cannot be redeemed prior to Stated Maturity.

The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald's Corporation (the “Company") as set forth below.

Optional Redemption Dates:	At any time prior to Stated Maturity at the option of the Company as set forth below.

Redemption Prices:

☐
The Redemption Price shall initially be              % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by             % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that if this Note is an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

☒	Other: The Notes will be redeemable in whole or in part, at any time prior to Stated Maturity at the Company’s option, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or

(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those Notes to the redemption date.

For purposes of the determination of the redemption price, the following definitions shall apply:

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the available Reference Treasury Dealer Quotations for that redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means five primary U.S. Government securities dealers in New York City, New York (a “Primary Treasury Dealer”), which shall include Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and SG Americas Securities, LLC, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Unless the Company defaults in payment of the redemption price, after the redemption date interest will cease to accrue on the Notes or portion of the Notes called for redemption.

Sinking Fund:	☒ The Notes are not subject to a Sinking Fund.

☐ The Notes are subject to a Sinking Fund.

Sinking Fund Dates:

Sinking Fund Amounts:

Amortizing Note:	☐ Yes	☒ No

Amortizing Schedule:

Outstanding Balance
Repayment Date	Repayment Amount	Following Repayment Amount

Optional Repayment:	☐ Yes	☒ No

Optional Repayment Dates:

Optional Repayment Prices:

Original Issue Discount Note:	☐ Yes	☒ No

Total Amount of OID:

Yield to Stated Maturity:

Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents' Discount:	0.450% of the principal amount of the Notes

Net proceeds to Company:	98.138% of the principal amount of the Notes

Agents' Capacity:	☐ Agent	☒ Principal

Agents:

Joint Bookrunners: Co-Managers:
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated
RBS Securities Inc.
SG Americas Securities, LLC

ANZ Securities Inc.
Barclays Capital Inc.
Banco Bilbao Vizcaya Argentaria, S.A.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Rabo Securities USA, Inc.
RBC Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.
UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP:	58013MEM2

Plan of Distribution:

Agent
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
RBS Securities Inc.
SG Americas Securities, LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Rabo Securities USA, Inc.
RBC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
ANZ Securities Inc.
Banco Bilbao Vizcaya Argentaria, S.A.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Standard Chartered Bank
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

Total:

    Principal Amount
    $    75,000,000
          75,000,000

          75,000,000
          75,000,000
          75,000,000
            7,500,000
            7,500,000
            7,500,000
            7,500,000
            7,500,000
    7,500,000
        7,500,000
        7,500,000
        7,500,000
            7,500,000
        7,500,000
            7,500,000
            3,000,000
            3,000,000
        3,000,000
        3,000,000
        3,000,000
        3,000,000
        3,000,000
        3,000,000
        3,000,000
        3,000,000
            3,000,000
            1,000,000
            1,000,000

    $  500,000,000

Additional Information Regarding Agents:

Banco Bilbao Vizcaya Argentaria, S.A., one of the agents, is not a broker-dealer registered with the SEC.  Banco Bilbao Vizcaya Argentaria, S.A. will only make sales of notes in the United States, or to nationals or residents of the United States, through one or more registered broker-dealers in compliance with applicable securities laws and regulations and the rules of FINRA.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

United States Tax Considerations:

The text under “United States Tax Considerations” in the Prospectus Supplement, dated September 28, 2009, summarizes certain U.S. federal income tax considerations that may be relevant to a holder of a note that is a U.S. holder.  The eighth paragraph of that text is amended to read in its entirety as follows:

Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition, and otherwise will be short-term capital gain or loss.  The Internal Revenue Code of 1986 provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors.  Net long-term capital gains recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% (20% for tax years beginning after December 31, 2012) for notes held more than one year.  The ability of U.S. holders to offset capital losses against ordinary income is limited.